Exhibit 99.1

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

IN RE JOHNSON & JOHNSON DERIVATIVE LITIGATION	Civil Action No. 10-2033 (FLW)

IN RE JOHNSON & JOHNSON FCPA SHAREHOLDER DERIVATIVE LITIGATION	Civil Action No. 11-2511 (FLW)

COPELAND v. PRINCE, ET AL.	Civil Action No. 11-4993 (FLW)

NOTICE OF PROPOSED SETTLEMENT OF DERIVATIVE ACTIONS,
FINAL SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO:	ALL HOLDERS OF JOHNSON & JOHNSON COMMON STOCK AS OF JULY 11, 2012 WHO CONTINUE TO HOLD SUCH SHARES

PLEASE READ THIS NOTICE CAREFULLY.
THE DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY
(THE “COURT”) HAS AUTHORIZED THIS NOTICE TO BE SENT TO YOU.
THIS IS NOT A SOLICITATION.
This notice (the “Notice”) advises you of the proposed settlement (the “Settlement”) of derivative claims brought against certain current and former directors and officers (“Individual Defendants”) of Johnson & Johnson (“J&J” or the “Company”) (collectively with the Individual Defendants, “Defendants”). The parties to the Derivative Actions (as defined below) have entered into a Stipulation and Agreement of Settlement (the “Stipulation”), which is subject to Court approval before becoming final. As detailed below, the parties believe that the proposed Settlement provides substantial benefits to the Company, and is in the best interests of the Company and its shareholders. If the Settlement is approved by the Court, all Released Plaintiff Claims against all of the Released Defendant Parties (as those terms are defined in the Stipulation and described in this Notice) will be dismissed with prejudice. You are provided this Notice because records indicate you are a shareholder of J&J as of July 11, 2012.
A hearing (the “Settlement Hearing”) is scheduled to be held on September 28, 2012 at 10:00 a.m. before the Honorable Freda L. Wolfson, at the United States District Court for the District of New Jersey, in Courtroom 5E, Clarkson S. Fisher Building & U.S. Courthouse, 402 East State

Street, Trenton, New Jersey 08608, for the purposes of determining, among other issues, whether to: (i) finally approve the Settlement; (ii) dismiss the Derivative Actions with prejudice; and (iii) award attorneys' fees and reimbursement of expenses to Plaintiffs' Counsel (as defined in the Stipulation). This Notice summarizes the nature of the Derivative Actions, the terms of the proposed Settlement, and your rights in connection with the Settlement and the Settlement Hearing. Nothing in this Notice constitutes a finding of the Court regarding the merits of the claims or defenses asserted by any party, the merits of the Settlement, or any other matter, nor does it reflect the views of the Court.
The Defendants have denied the allegations against them and continue to deny vigorously any wrongdoing or liability with respect to all claims asserted in the Derivative Actions.
Plaintiffs believe that the proposed Settlement directly addresses significant quality control and compliance deficiencies that plaintiffs allege led to J&J's recent regulatory and legal issues in connection with the manufacturing and marketing of J&J products. Specifically, as described below, Plaintiffs believe the proposed Settlement will fundamentally improve J&J's internal reporting and oversight framework for quality control and regulatory compliance by requiring the adoption of reforms that will assure that J&J's senior management and Board of Directors (the “Board”) will be informed about and will take timely and effective action to address quality and compliance related issues that could affect the value of the Company. The parties believe that the Settlement confers substantial benefits upon, and is in the best interests of J&J and its shareholders.

YOU SHOULD READ THE NOTICE CAREFULLY BECAUSE YOUR LEGAL RIGHTS MAY BE AFFECTED.

I.     What are the Derivative Claims About?

The Derivative claims1 that are the subject of this Notice seek recovery on behalf of J&J based on claims of breach of fiduciary duty asserted against the Individual Defendants.2 From April 21 through June 24, 2010, six shareholder derivative lawsuits were filed in the Court.3 These de-

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1A derivative claim is a claim brought by a shareholder on behalf of a company, rather than on behalf of the shareholders of the company. The recovery sought in a derivative action is for the benefit of the company rather than directly for individual shareholders.

2The named Individual Defendants in the Derivative Actions are: Dominic J. Caruso, Mary Sue Coleman, James G. Cullen, Robert J. Darretta, Ian E.L. Davis, Russell C. Deyo, Michael Dormer, Seth Fischer, Colleen Goggins, Alex Gorsky, Michael M.E. Johns, Ann Dibble Jordan, Arnold G. Langbo, Ralph S. Larsen, James T. Lenehan, Susan L. Lindquist, Peter Luther, Ashley McEvoy, Robert Miller, Ann M. Mulcahy, Leo F. Mullin, William D. Perez, Christine Poon, Charles O. Prince, Steven S. Reinemund, David Satcher, Henry B. Schacht, Joseph C. Scodari, Ted Torphy, Nicholas Valeriani, William C. Weldon, and Robert N. Wilson.

3These actions were: (i) Calamore v. Coleman, et al., Case No. 3:10-cv-02033- FLW-DEA; (ii) Carpenters Pension Fund of West Virginia v. Weldon, et al., Case No. 3:10-cv-02275- FLW-DEA; (iii) Feldman v. Coleman, et al., Case No. 3:10-cv-02386-FLW-DEA; (iv) Hawaii Laborers Pension Fund v. Weldon, et al., Case No. 3:10-cv-02516-FLW-DEA; (v) Ryan v. Weldon, et al., Case No. 3:10-cv-03147- (continued)

rivative complaints alleged that the Individual Defendants violated fiduciary duties owed to the Company by, among other things, failing to ensure that the Company complied with FDA-mandated current Good Manufacturing Practices (“cGMP”), resulting in product recalls and the closure of manufacturing facilities, failing to prevent the alleged off-label marketing of major J&J drugs, failing to prevent the alleged payment of kickbacks and bribes, and other improper activities or practices. On May 2, 2011 and May 10, 2011, two additional derivative complaints were filed in the Court, alleging that the Individual Defendants violated the fiduciary duties they owed to J&J in connection with the Company's compliance with the Foreign Corrupt Practices Act.4

In addition, from February through November 2010, a number of demand letters were submitted to the Board by other J&J shareholders, demanding that the Board investigate, institute litigation and take other remedial actions in connection with, among other things, alleged failures with respect to the Company's disclosures and operations related to various matters including allegations of unlawful payments to Omnicare and other entities in violation of government regulations, lack of good manufacturing practices resulting in recalls, off-label marketing and promotion activities, violations of the Foreign Corrupt Practices Act, and sales of defective products. In response to the demand letters and the derivative litigation, J&J's Board adopted resolutions appointing a Special Committee to investigate, review and analyze the shareholders' allegations and to recommend to the Board what actions, if any, should be taken. The Special Committee, with the assistance of outside counsel, conducted an extensive investigation. On June 27, 2011, the Special Committee issued the Report of the Special Committee of the Board of Johnson & Johnson (the “Report”), which was submitted to the Court. The Special Committee determined that the matters raised by the shareholders did not warrant litigation to be brought by or on behalf of J&J. However, the Special Committee recommended that the Board establish a new Regulatory and Compliance Committee responsible for oversight of the Company's Health Care Compliance and Quality and Compliance systems and issues. The independent directors unanimously approved the recommendations of the Special Committee and its counsel at the Board's July 18, 2011 meeting. On August 29, 2011, two Company shareholders who previously had served demand letters upon the Board filed additional derivative complaints in this Court, alleging that the Board had wrongfully refused their demands.5

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(continued...)
FLW-DEA; and (vi) Minneapolis Firefighters' Relief Association v. Weldon et al., Case No. 3:10-cv-03215-FLW-DEA. The Court consolidated those cases under Case No. 10-2033. Following extensive briefing and oral argument, the Court granted Defendants' Motion to Dismiss without prejudice on September 29, 2011.
4Those actions were: Wollman v. Coleman et al., No. 11-02511-FLW and Cafaro v. Coleman et al., No. 11- 2652-FLW. The Court consolidated those cases under Case No. 11-2511. The Court consolidated those cases under Case No. 11-2511.
5Those actions were: Copeland v. Prince et al., No. 11-04993 and Katz v. Weldon et al., No. 11-04994.

Together, the derivative complaints and the demand letters discussed above are referred to in this Notice and in the Stipulation as the “Derivative Actions,” and the attorneys for plaintiffs in these actions are referred to as “Plaintiffs' Counsel.”
II.     What Are the Terms of the Proposed Settlement?
As detailed in the Stipulation, the governance, compliance, and risk management policies, procedures and provisions set forth in Exhibit A (the “Governance Reforms”) were agreed to as a result of the Derivative Actions and as consideration for the Settlement. See, e.g., Stipulation, ¶ L. In addition, based on its own evaluations and in part in response to Plaintiffs' allegations in the Derivative Actions, J&J implemented enhancements and changes as set forth in Exhibit B (the “Governance Enhancements and Changes”) during the pendency of the Derivative Actions. Id.
The Governance Reforms at Exhibit A, combined with the Governance Enhancements and Changes set forth in Exhibit B, provide the basis for the proposed Settlement. As discussed at Section VIII below, for a comprehensive description of the terms of the proposed Settlement, please refer to Exhibit A and Exhibit B to the Stipulation, available from Plaintiffs' Counsel, the Court or J&J's corporate website. You may also request from Plaintiffs' Counsel copies of Plaintiffs' briefing in support of the settlement and the reports of Plaintiffs' experts, which further describe the provisions of the proposed Settlement and the benefits they provide to J&J and its shareholders.
At the center of the proposed Settlement is J&J's agreement to adopt governance and management reforms that will support the early identification, prevention and timely resolution of quality control and regulatory compliance issues arising throughout the lifecycle of J&J's products. As summarized below, these reforms go to the heart of Plaintiffs' allegations in the Derivative Actions. Plaintiffs believe that the proposed Settlement will place J&J at the forefront of best practices in the industry, and provide substantial benefits to the Company and its shareholders in the early detection and prevention of quality control and compliance issues.
The proposed Settlement provides for, among other things: (i) the adoption by the Board of the Q&C Core Objective; (ii) the adoption by the RCGC of the Charter and Operating Procedure set forth in Exhibit A; (iii) the adoption of the Product Risk Management Standard at J&J during 2013; (iv) making adherence to and furtherance of the Q&C Core Objective a factor in the evaluation and compensation of all J&J employees; and (v) the funding of the Governance Reforms for the five year term of the agreement. Each of these areas is discussed below.

A.     J&J's Adoption of the Quality and Compliance Core Objective

Under the terms of the proposed Settlement, the Board of J&J, by resolution, will adopt the Q&C Core Objective, pursuant to which the Company will affirm its resolve to operate its businesses, sectors, entities and franchises in compliance with applicable laws, regulations and J&J policies and standards, to deliver high quality products that patients and providers can trust, and to conduct its activities, and have policies and procedures in place so as to minimize adverse regulatory enforcement action.

The Q&C Core Objective expressly provides that the Company will design and/or maintain robust quality control and quality assurance systems to prevent, timely detect and correct noncompliance with the Quality Policy and standards within J&J.6 To ensure that problems and issues are not permitted to remain unresolved at the operational company level, the Q&C Core Objective requires that these quality control and quality assurance systems will include tracking remediation against established timelines, and that these systems will be subject to benchmarking and metrics that will evolve to reflect successful implementation of the Q&C Core Objective. See Exhibit A, Section I.

The Q&C Core Objective requires that the Board's resolution will authorize the Chief Executive Officer, J&J Chief Compliance Officer (“CCO”) and J&J Chief Quality Officer (“CQO”) to take all appropriate and reasonable actions necessary to achieve the Q&C Objective. Under the proposed Settlement, J&J will adopt and/or maintain policies, procedures and standards to ensure the effective implementation of the Q&C Core Objective, including the design and/or maintenance of robust quality control and quality assurance systems to prevent, detect and correct noncompliance with the Quality Policy and standards with J&J, including tracking remediation against established timelines. The Q&C Core Objective also requires the Company to design and/or maintain robust systems to actively monitor for, and prevent or remedy breaches of internal J&J policies and standards and regulatory or legal compliance in the areas of quality and health care compliance. The Q&C Core Objective further requires that the Company's compliance systems will provide the resources and information necessary to review, escalate and resolve issues arising from the development and marketing of J&J products. In accordance with the Q&C Core Objective, compliance with applicable laws, regulations and internal policies, procedures and standards will be reviewed regularly throughout the life-cycle of products, including those related to the marketing and promotion of drugs and devices.

B.	Making Adherence to the Quality and Compliance Core Objective a
Factor in the Evaluation and Compensation of J&J Employees

Plaintiffs believe that the adoption of the Q&C Core Objective sets a critical “tone from the top,” first by requiring the adoption of the Q&C Core Objective at the Board level, and then through the adoption of provisions affecting both communication of the Q&C Core Objective throughout the enterprise and embedding the Q&C Core Objective in the evaluation and compensation systems of the Company. Following its adoption by the Board, the Q&C Core Objective will be disseminated in a Company-wide communication, with similar communications being disseminated enterprise-wide on an annual basis thereafter. See Exhibit A, Section II. In addition, the Q&C Core Objective will be provided to all new employees. Id. Finally, these communications will instruct that adherence to and furtherance of the Q&C Core Objective is to be considered in the evaluation and compensation of all J&J employees. Id.

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6In addition, the Q&C Core Objective requires that the Company will design and/or maintain robust systems to actively monitor for, and prevent or remedy breaches of internal J&J policies and standards and regulatory or legal compliance in the areas of quality and health care compliance.

This last requirement is of particular importance in Plaintiffs' opinion. Plaintiffs believe that one of the most effective ways to ensure directives from the top are embraced and adhered to below is to tie individual employee compensation to compliance with such directives, and to tie the compensation of management to the successful implementation of such directives throughout their functional areas of responsibility.

C.     Adoption of the RCGC Charter and Operating Procedure

Pursuant to the proposed Settlement, J&J has agreed that the RCGC will adopt the Charter and the Operating Procedure (the “C/OP”) set forth at Exhibit A, which provide for oversight responsibility at the RCGC for all aspects of non-financial quality control and regulatory compliance at J&J. The C/OP require robust and regular reporting from relevant management areas at the Company, including the J&J CCO, the J&J CQO, and the Vice President Corporate Internal Audit (“V.P. CIA”), to support and track the effective implementation and operation of regulatory compliance and compliance and quality programs and systems. The C/OP places responsibility in the RCGC to oversee the adequacy of funding of the compliance and quality functions, which Plaintiffs believe will provide an important safeguard against any pressure to underfund these areas. The C/OP also places responsibility on the RCGC itself to assess the adequacy of the information it is receiving to support its oversight functions set forth in the C/OP. Key components of the C/OP are summarized below. For a complete description of the obligations and responsibilities placed on the RCGC and management under the C/OP, please see Exhibit A, Sections III.A. and B. in their entirety.

1.     C/OP Reporting Provisions. The Operating Procedure sets out the scope and timing of reporting to the RCGC by, among others, the J&J CQO, J&J CCO, V.P. Supply Chain, and V.P. CIA. Specific to such reporting responsibilities, the Charter requires both quarterly and annual reporting, including regarding the organization, implementation and effectiveness of the Company's compliance programs (for the CCO), and quality and compliance programs (for the CQO), as well as the adequacy of the resources for these programs, including relevant compliance, and quality and compliance programs at newly acquired companies. See Charter, “Duties and Responsibilities of the Committee,” ¶¶ 3 and 4. In addition, at least annually, the CQO is also required to report on such matters as the adequacy of resource allocation to the Company's quality systems and operations and strategic goals and objectives of the CQO organization. Id.

The Operating Procedure also requires reporting from the V.P. Supply Chain7 - including annual reporting regarding supply chain risk management issues, and from the V.P. CIA - including quarterly reporting regarding the implementation of the annual audit plan in relevant areas, along with any material findings, and at least annual reporting regarding the adequacy of resources for the annual audit plan in relevant areas. See Operating Procedure, ¶¶ 3.c.and d. In addition, the Charter expressly provides that the RCGC must at least annually review and approve the Company's internal audit plans related to compliance and quality. See Charter, “Duties and Responsibilities of the Committee,” ¶ 11.
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7At J&J, the CQO reports to the Vice President Supply Chain (“V.P. Supply Chain”).

The Operating Procedure also requires reporting to the RCGC “concerning medical safety and related quality issues, which will include a review of quality and safety issues impacting each Sector, presented by the respective Sector Chief Medical Officer and Sector Safety Medical Officer (or equivalent).” Operating Procedure, ¶ 3.e.

Recognizing that issues may arise that require reporting to the RCGC even more promptly than on a quarterly basis, the Settlement provides for interim reporting by the CCO, CQO, V.P. Supply Chain and V.P. CIA directly to the Chair of the RCGC regarding substantial matters. See Operating Procedure, ¶ 3.a., b., c. and d.

2.     Oversight of ERM Effectiveness. The Operating Procedure requires the RCGC at least biennially to consider the effectiveness of, and recommend changes to, the enterprise risk management (“ERM”) program at J&J for those ERM areas under the Committee's purview, and to report any recommended changed to the full Board. See Operating Procedure, ¶ 4.

3.     Open Access to the RCGC. Combined with their detailed required reporting obligations under the proposed Settlement, the C/OP also provide that the CCO, CQO and V.P. CIA will have direct access to the Committee and its Chairman (Operating Procedure, ¶ 6), and that the RCGC will hold separate private meetings at lease semi-annually with these officers, among others. See Charter, “Meetings of the Committee,” ¶ 2.

4.     Other Oversight Responsibilities. In addition to the reporting with respect to the implementation and operation of the compliance and quality systems, the Operating Procedure requires the CCO, CQO and V.P. Supply Chain each independently to report on trends affecting the Company in his or her respective area, and, “as appropriate, plans of action to respond to such trends from a preventive standpoint.” See Operating Procedure, ¶¶ 3. a., b. and d. In addition, the Charter provides that the RCGC shall oversee the Company's exposure to risk relating to regulatory compliance, Health Care Compliance & Privacy and Quality & Compliance matters, and shall review and evaluate new developments and current and emerging trends relating to regulatory compliance, quality and government relations that affect or could affect the Company. See Charter, “Duties and Responsibilities of the Committee,” ¶¶ 10 and 13. Plaintiffs believe that by addressing regulatory and risk-related trends as they develop or arise, J&J will be better positioned to act proactively to avoid problems and issues which those trends may signal going forward.

D.     Adoption of the Product Risk Management Standard

As discussed above, the proposed Settlement also provides for the design and implementation of a Product Risk Management Standard at J&J. The Settlement describes this requirement as follows:

J&J will design and implement a Product Risk Management (“PRM”) Standard under the Quality Policy and the Quality Framework. The PRM Standard will address the overall quality process for appropriate reporting, escalation, and remediation of issues arising with products (as defined in the Quality Policy). The PRM Standard will address the following topics, among others: responsibility for development of action plans; parameters for development of and adoption of resolution timelines; documentation requirements; and quality metrics for evaluating issue resolution, including tracking remediation against established timelines. The PRM Standard will set forth the independence and role of Quality personnel in the PRM process, and will provide that all quality issues subject to the PRM Standard will be managed in accordance with the escalation reporting line defined in the Quality Policy. The PRM Standard will be a mandatory standard applicable across the J&J Enterprise. Compliance with the PRM Standard will be subject to oversight by the independent Enterprise Regulatory Compliance Group and by the J&J Quality organization. The CQO will be responsible for ensuring the design and adoption of appropriate Sector Standards and SOPs, as necessary, to implement the Enterprise PRM Standard. The PRM Standard will be implemented during 2013.
See Exhibit A, Section IV.A.

Plaintiffs believe that the PRM Standard will be an important tool in the Company's compliance with requirements of the Q&C Core Objective, particularly those aspects directed to the timely detection, correction and prevention of issues and activities that could result in problems at J&J.

Plaintiffs further believe that it is significant that J&J has agreed to implement the PRM Standard during 2013, because this undertaking will require leadership at the highest reaches of the Company, a significant commitment of financial resources, and, taken together with other provisions of the proposed Settlement, shows a commitment by J&J to significant reform going forward.

E.     Settlement Commitment Term and Funding Provisions

The Company has agreed to maintain the provisions of the settlement as set forth in Exhibits A and B, for a period of not less than five years from the Effective Date of the Settlement. This period is defined in the Stipulation as the “Settlement Commitment Term.” See Stipulation, ¶ 2.3. Plaintiffs believe that the five years is a substantial period of time to permit these reforms to become part of the J&J culture going forward.

In addition, the Company has agreed that for the Settlement Commitment Term it will spend such funds as are necessary to implement and maintain the Exhibit A and B provisions, and that the CQO or CCO have discretion to make funding recommendations directly to the Board or an appropriate committee of the Board.” Id., ¶ 2.2. The funding commitments ensure the levels of funding necessary to effectively implement the reforms to which J&J has committed. The ability of the CQO and the CCO to directly seek Board intervention in funding determinations significantly strengthens their ability to ensure the streams of funding necessary to fully implement these reforms.

III.     What Are the Reasons for the Settlement?

The parties believe that the Settlement, as set forth in the Stipulation and Exhibits A and B attached thereto, confers substantial benefits upon J&J and its shareholders. The Settlement has been achieved after significant investigation and analysis by Plaintiffs' Counsel, including review of internal documents produced by the Company. The detailed provisions of the Settlement reflect the results of intensive negotiations between the parties, undertaken with the benefit of discussions involving J&J's Chief Quality Officer, Plaintiffs' Counsel and pharmaceutical industry experts retained on behalf of plaintiffs.

As reflected in the Stipulation, the parties agree that the Settlement provides substantial benefits to J&J and its shareholders, including supporting the detection and prevention of the types of underlying issues alleged in the Derivative Actions. In recommending that the parties settle at this time under the terms and conditions set forth in the Settlement, Plaintiffs' Counsel have weighed the risks of further litigation against the substantial benefits that counsel were able to obtain for J&J and its shareholders pursuant to the Settlement.
The Defendants have denied and continue to deny that they have any liability as a result of any or all of the allegations asserted in the Derivative Actions or that they engaged in any wrongdoing whatsoever. J&J and the Individual Defendants are entering into the settlement to undertake the changes in corporate governance to benefit J&J and its shareholders, and to eliminate the burden, distraction, expenses and uncertainty of further litigation.

IV.     What Attorneys' Fees And Reimbursement of Expenses Will Be Sought?
Under the terms of the Settlement, Plaintiffs' Counsel will request not more than $10,000,000 for their fees and $450,000 for reimbursement of their expenses, subject to Court approval. J&J will not oppose such a fee and expense request. Plaintiffs' Counsel have been retained by their clients on a contingent fee basis and, thus, to date Plaintiffs' Counsel have not been paid for their legal services or reimbursed for expenses they have incurred in connection with the litigation of the Derivative Actions.  The expenses are primarily comprised of expert fees Plaintiffs' Counsel incurred in their retention of corporate governance and pharmaceutical industry experts who provided substantial assistance to Plaintiffs' Counsel in connection with the litigation and settlement of the Derivative Actions.

The attorneys' fees and award of expenses for which Plaintiffs' Counsel will seek Court approval were the subject of arm's-length negotiations among the parties, begun only after the terms of the proposed Settlement were agreed upon.

V.     What Will Happen at the Settlement Hearing?
The Court has scheduled a Settlement Hearing for September 28, 2012 at 10:00 a.m. At this hearing, the Court will hear any objections to any aspect of the Settlement raised by any J&J shareholder who held shares of J&J common stock as of July 11, 2012 and continues to hold such shares as of the date of the Settlement Hearing (“Current J&J Shareholder”). At or following the hearing, the Court will determine whether the Settlement is fair, reasonable, and adequate, and determine whether to enter a final order approving the Settlement. The Court will also consider the Plaintiffs' Counsel's application for attorneys' fees and reimbursement of expenses. Pending final determination of whether the Settlement should be approved, Plaintiffs and all other J&J shareholders are barred and enjoined from instituting or prosecuting any action that asserts any of the Released Plaintiff Claims against any Released Parties (as those terms are described below and defined in the Stipulation).
YOU ARE NOT REQUIRED TO PARTICIPATE IN OR ATTEND THE SETTLEMENT HEARING, BUT MAY DO SO IF YOU WISH. If you are a Current J&J Shareholder, and you wish to express an objection to any portion of the Settlement or Plaintiffs' Counsel's application for attorneys' fees and reimbursement of expenses, you must send a signed letter or other signed written submission providing a detailed statement of your specific objections. Your written objection must (i) state your name, address, and telephone number, (ii) provide the number of shares of J&J common stock you owned as of July 11, 2012 and that you currently own as of the date of the submission, accompanied by copies of brokerage statement(s) evidencing such ownership of J&J common stock, and (iii) provide a detailed description of your specific objections to any matter before the Court, all the grounds for your objections, and any documents you wish the Court to consider. You must mail the objection and your supporting papers to the Court and each of the attorneys listed at the addresses provided below to arrive no later than September 14, 2012. YOUR OBJECTION MUST BE IN WRITING AND RECEIVED BY THIS DATE TO BE CONSIDERED. If your objection is not received in a timely manner, the Court may deem it waived and may not consider it.
Court:

Clerk of the Court
Clarkson S. Fisher Building & U.S. Courthouse
402 East State Street
Trenton, New Jersey 08608,

Plaintiffs' Counsel:

Carella, Byrne, Cecchi, Olstein,
   Brody & Agnello, P.C.
Attn: James E. Cecchi
5 Becker Farm Road
Roseland, NJ 07068

Kantrowitz, Goldhamer &
   Graifman, P.C.
Attn: Gary Graifman
210 Summit Avenue
Montvale, NJ 07645

Defendants' Counsel: Patterson Belknap Webb & Tyler Attn: Erik Haas 1133 Avenue of the Americas New York, NY 10036
Sidley Austin LLP Attn: Kristen R. Seeger One South Dearborn Street Chicago, IL 60603
The Court will consider your written objection whether or not you choose to attend the Settlement Hearing. You may also choose to retain your own lawyer at your own expense to represent you with respect to any objections you may have. If you or your lawyer would like to speak at the Settlement Hearing, you must send a letter stating that you intend to appear and speak at the Settlement Hearing. The letter must include the name(s) of your attorney(s) and any witness(es) you may call to testify and must identify any documents you intend to introduce into evidence at the Settlement Hearing. The letter must also include (i) your name, address, and telephone number, and (ii) how many shares of J&J common stock you owned as of July 11, 2012 and that you currently own as of the date of the submission, accompanied by copies of brokerage statement evidencing such ownership of J&J common stock. Your letter must be received no later than September 14, 2012 by the Clerk of the Court, Plaintiffs' Counsel, and Defendants' Counsel, at the addresses provided above. The date of the Settlement Hearing is subject to change without further notice to J&J shareholders. If you or your lawyer intend to attend the Settlement Hearing, you should confirm the date and time with Plaintiffs' Counsel.
VI.     What Is the Effect of the Court's Approval of the Settlement?
If the Settlement is approved, the Court will enter a Final Order and Judgment. The Final Order and Judgment (the “Judgment”) will dismiss the Derivative Actions with prejudice, and pursuant to the Judgment, upon the Effective Date of the Settlement, Plaintiffs and each and every other J&J shareholder, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, will be deemed by operation of law to have fully, finally and forever released, waived, discharged, and dismissed each and every Released Plaintiff Claim (as defined below), and will forever be enjoined from prosecuting any and all Released Plaintiff Claims, against any and all Released Defendant Parties (as defined below). Further, pursuant to the Judgment, upon the Effective Date of the Settlement, each of the Defendants and each of the other Released Defendant Parties, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, will be deemed by operation of law to have fully, finally, and forever released, waived, discharged, and dismissed each and every Released Defendant Claim (as defined below), and will forever be enjoined from prosecuting any and all Released Defendant Claims, against any and all Released Plaintiff Parties (as defined below). For the purposes of this Settlement:

(a)    “Released Plaintiff Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits,

agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys' fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in the Derivative Actions against any Released Defendant Party by Plaintiffs or any other J&J shareholder derivatively on behalf of J&J, directly or indirectly relating to or arising out of any of the allegations, facts, events, transactions, acts, occurrences, conduct, practices, or any other matters, or any series thereof, alleged or asserted in the Derivative Actions, or which were investigated by the Special Committee. Released Plaintiff Claims do not include any claims relating to the enforcement of this settlement. Released Plaintiff Claims also do not include the specific claims made by the plaintiff in The George Leon Family Trust v. Coleman, et al., Case No. 3:11-cv-05084-JAP-DEA.

(b)    “Released Plaintiffs Parties” means Plaintiffs and all other J&J shareholders and their respective Related Parties.

(c)    “Released Defendant Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys' fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including claims and Unknown Claims (as defined below), which were or could have been alleged or asserted by any of the Released Defendant Parties against any of the Released Plaintiff Parties, directly or indirectly relating to or arising out of the institution, prosecution, or settlement of the Derivative Actions. Released Defendant Claims do not include any claims relating to the enforcement of this Settlement.

(d)    “Released Defendant Parties” means all Defendants and their Related Parties.

(e)    “Related Parties” means the respective past, present, or future family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, foundations, agents, employees, parents, subsidiaries, divisions, affiliates, officers, managers, directors, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, advisors, consultants, attorneys, personal or legal representatives, accountants, auditors, insurers, co-insurers, reinsurers and associates of any Defendant or J&J shareholder, as well as any entity in which any Defendant or J&J shareholder has a controlling interest, or any trust of which any Defendant or J&J shareholder is the settlor or which is for the benefit of any Defendant or J&J shareholder and/or member(s) of his or its family.

(f)    “Unknown Claims” means any Released Plaintiff Claims that J&J, Plaintiffs, or any other J&J shareholder does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Defendant Parties, and any Released Defendant Claims that any Defendant or any other Released Defendant Party does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Plaintiff Parties, which if known by him, her, or it, might have affected his, her, or its decision not to object to this settlement. With respect to any and all Released Plaintiff Claims and Released Defendant Claims, the Settling Parties stipulate and agree that upon the Effective Date, Plaintiffs, the Company, and each of the Individual Defendants shall expressly waive, and each other J&J shareholder and each other Released Defendants Party expressly be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor; and shall have expressly waived any and all similar provisions, rights, and benefits conferred by any similar statute.

Plaintiffs, J&J, and each of the Individual Defendants acknowledge, and each other J&J shareholder and each other Released Defendant Party by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiff Claims and Released Defendant Claims was separately bargained for and was a key element of the settlement.

Neither the settlement nor any act performed or document executed pursuant to or in furtherance of the settlement or the negotiation thereof, including this Notice, is or may be deemed to be an admission or, or evidence of, any fault, liability, or omission of any of the Individual Defendants or the Released Defendant Parties in any proceeding of any kind or nature.

VII.     Special Notice to Securities Brokers and Other Nominees
Brokerage firms, banks, and/or other persons or entities that hold shares of the common stock of J&J as of July 11, 2012 for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such copies may be made to:
Sidley Austin LLP
Attn: Kristen R. Seeger
One South Dearborn Street
Chicago, IL 60603

VIII.     How Do You Get More Information about the Derivative Actions and the Proposed Settlement?

The foregoing description of the lawsuit, the terms of the proposed settlement, the Settlement Hearing, and other matters described herein is only a summary. For the full details of the lawsuit and the terms and conditions of the Stipulation, J&J's shareholders are referred to the text of the Stipulation and Exhibits (which may be found on J&J's website at http://www.investor.jnj.com/investor-relations.cfm), the Court's orders referred to herein, and to the pleadings and other papers filed and to be filed with the Court. The papers filed with the Court may be examined during regular business hours at the Office of the Clerk of the Court, United States District Court for the District of New Jersey, Clarkson S. Fisher Building & U.S. Courthouse, 402 East State Street, Trenton, New Jersey 08608.

Please do not contact the Court for information or telephone the Court or Clerk's Office regarding this Notice. Any questions regarding this Notice or the proposed Settlement, or requests to obtain copies of settlement-related documents, including copies of the papers to be submitted in support of final approval of the Settlement and the application for attorneys' fees and reimbursement of expenses, may be directed to the following Plaintiffs' Counsel:

Carella, Byrne, Cecchi, Olstein,
   Brody & Agnello, P.C.
Attn: James E. Cecchi
5 Becker Farm Road
Roseland, NJ 07068

Kantrowitz, Goldhamer &
   Graifman, P.C.
Attn: Gary Graifman
210 Summit Avenue
Montvale, NJ 07645

DATE: July 16, 2012